FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-01

From:  Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [mailto:ccitigroup6@bloomberg.net]

Sent:  Wednesday, February 03, 2016 10:14 AM

Subject:  CGCMT 2016-GC36 -- Launch (Public)

CGCMT 2016-GC36 -- Launch (Public)

991.214mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:  Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Co-Managers:  Cantor Fitzgerald & Co. and Drexel Hamilton, LLC

Class	Moody's/Fitch/KBRA	Size($mm)	Target WAL(yr)	C/E	Launch	$Px
A-1	Aaa(sf)/AAAsf/AAA(sf)	42.973	2.92	30.000%	S+70	100-00
A-2	Aaa(sf)/AAAsf/AAA(sf)	22.079	4.90	30.000%	S+89	101-00
A-3	Aaa(sf)/AAAsf/AAA(sf)	33.518	6.81	30.000%	S+162	103-00
A-4	Aaa(sf)/AAAsf/AAA(sf)	225.000	9.72	30.000%	S+155	101-00
A-5	Aaa(sf)/AAAsf/AAA(sf)	415.175	9.86	30.000%	S+157	103-00
A-AB	Aaa(sf)/AAAsf/AAA(sf)	70.409	7.32	30.000%	S+144	103-00
A-S	Aa2(sf)/AAAsf/AAA(sf)	52.017	9.90	25.500%	S+180	103-00
B	NR/AA-sf/AA(sf)	75.136	9.90	19.000%	S+285	WAC
C	NR/A-sf/A-(sf)	54.907	9.90	14.250%	S+425	WAC

Anticipated Timing

Anticipated Pricing: 12:00PM ET Today, February 3rd

Anticipated Closing: Wed, February 17th

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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